28 August 2006


Securities and Exchange Commission
Washington D.C. 20549
USA
					AIRMAIL & FAX: 202-772-9206

Dear Ms. Tia Jenkins

RE:	China Media Group Corporation
	Form 10-KSB
	Filed April 14, 2006

We refer to your letter dated 2 June 2006 and our response on 29 June 2006. We herein confirm that we have amended the captioned 10K to reflect your comments in your letter.

Finally the Company acknowledges that 1) the Company is responsible for the adequacy and accuracy of the disclosure in the filings; 2) staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and 3) the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.


For and on Behalf
China Media Group Corporation


S/   Con Unerkov
__________________
Con Unerkov
President

CHINA MEDIA GROUP CORPORATION

9901 I.H. 10 West, Suite 800, San Antonio, TX 78230, USA.
Tel: +86 755 6165 7704